UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2014

CEDAR REALTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue
Port Washington, New York 11050
(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2014, the Board of Directors of the Company approved the appointment of Nancy H. Mozzachio as Chief Operating Officer of the Company, effective January 1, 2015.  In this capacity she will succeed Brenda J. Walker who will be retiring as Chief Operating Officer of the Company on December 31, 2014.

Ms. Mozzachio, age 50, joined the Company in August 2003 as Director of Leasing and has been Vice President of Leasing of the Company since September 2004.  She has been involved in the shopping center industry for more than 25 years.  Prior to joining the Company, Ms. Mozzachio served as Vice President of Leasing and Development for American Continental Properties Group from 1988 to 2003 where she assisted in bringing the first Wal-Mart store to the State of New Jersey.  From 1986 to 1988, Ms. Mozzachio was a leasing and development manager for Kode Development Group of Philadelphia.  Ms. Mozzachio is a member of the Commercial Real Estate Women (CREW), Urban Land Institute and Retail Network, International Council of Shopping Centers and has served as a mentor with the Zell-Lurie Real Estate program at The University of Pennsylvania-Wharton School.  She received a B.A. from Rutgers University.

Ms. Mozzachio currently is employed under a three-year employment agreement that expires October 31, 2015.  Pursuant to this employment agreement, her annual base salary for 2014 was set at $310,000.  Her employment agreement will terminate automatically upon her retirement, death or disability without payment of any additional compensation, except that under the Company’s  Stock Incentive Plans all unvested restricted shares of common stock will immediately become fully vested.  Should Ms. Mozzachio be terminated  by the Company with cause or resign without good reason, no additional compensation would be due.  In the event that Ms. Mozzachio is terminated by the Company without cause or she resigns for good reason, she will be entitled to receive from the Company within five days following termination:

•	Any earned and unpaid base salary;

•
A lump sum payment of one times the sum of her annual base salary and average bonus for the preceding two years (provided, however, upon a change in control she will be entitled to receive two and one-half times the sum of her annual base salary and average annual bonus for the preceding two years); and

•	Continuation of health insurance benefits for 12 months (to be reduced to the extent she receives comparable benefits).

“Good reason” means:

•	Material breach by the Company of the terms of her employment agreement; or

•	The relocation of Ms. Mozzachio or the headquarters of the Company to any location more than 30 miles from New York City.

The employment agreement also provides that Ms. Mozzachio will not compete with the Company or hire any employees of the Company for a period of one year after the termination of her employment, unless employment is terminated by the Company without cause or by Ms. Mozzachio with good reason or as a result of a reduction in her salary or position.

There are no other arrangements or understandings between Ms. Mozzachio and any other persons pursuant to which Ms. Mozzachio was appointed as an executive officer.  Ms. Mozzachio has no family relationships with any executive officer or director of the Company, and there are no relationships or transactions for Ms. Mozzachio that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 28, 2014

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
Bruce J. Schanzer
President and CEO